EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

                     P&G TO TENDER FOR RECOVERY ENGINEERING


            CINCINNATI AND MINNEAPOLIS, Aug. 26, 1999 - The Procter & Gamble Company (NYSE: PG) and Recovery Engineering, Inc. (NASDAQ: REIN), the manufacturer of PUR household drinking water systems and filters, today announced that they have entered into a definitive agreement for P&G to acquire Recovery Engineering through a cash tender offer.

            The tender offer will begin within five business days at a price of $35.25 per share in cash for all of the shares of Recovery Engineering, for a total enterprise value of approximately $265 million. It is expected to be completed by early October 1999. The tender offer, which has been approved by the boards of directors of both companies, is subject to the tender of a majority of the outstanding Recovery Engineering shares, the expiration of any relevant waiting periods, and other customary conditions.

            Recovery Engineering is one of the world's leading manufacturers of consumer drinking water systems, which are sold under the PUR brand name. The company's focus on research has yielded proprietary, advanced water filtration technologies. This has led to the introduction of innovative water filters that provide safe and simple protection from unhealthy drinking water, both at home and outdoors. The company entered the household water filtration market in 1995, has grown volume and share dramatically and is now a market leader.

            "Recovery Engineering is in the forefront of the fast-growing market for home water filtration systems," said Durk I. Jager, president and chief executive of Procter & Gamble. "Their superior technologies provide a terrific opportunity for P&G to improve the lives of the world's consumers."

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            "P&G has the global distribution reach and a proven ability to develop and market global brands which can establish PUR as a world leader in household water filtration," said Brian F. Sullivan, chairman and CEO of Recovery Engineering. "The board of directors of Recovery Engineering believes that this transaction is in the best interests of Recovery Engineering's shareholders and employees, and unanimously recommends that all shareholders tender their shares to P&G."

            J.P. Morgan & Co. Incorporated served as financial advisor to Procter & Gamble in this transaction. Goldman Sachs & Company acted as financial advisor to Recovery Engineering.

            Procter & Gamble markets more than 300 brands to nearly five billion people in more than 140 countries. These brands include Tide(R), Crest(R), Pantene Pro-V(R), Pampers(R), Pepto-Bismol(R) and Safeguard(R). P&G has on-the-ground operations in 70 countries and employs more than 110,000 people. For fiscal 1998-99, P&G's sales were $38 billion.

            Recovery Engineering is one of the world's leading manufacturers of consumer drinking water systems. Sold under the PUR brand name, Recovery Engineering markets household, recreational and marine drinking water products through more than 35,000 retail outlets in North America and through international distributors. Founded in 1986 and based in Minneapolis, Minnesota, the company went public in 1993 at a share price of $7. It is committed to improving the world's drinking water through technological innovation.

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The news release (as well as oral statements or other written statements made or to be made by Recovery Engineering) contains statements relating to future events or the future financial performance of Recovery Engineering which are forward-looking statements within the meaning of the safe harbor provisions of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, actual results may differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of economic conditions, product demand, competitive products, and other factors described from time to time in Procter & Gamble's and Recovery Engineering's Annual reports, respectively, on Form 10K and certain registration statements of Procter & Gamble and Recovery Engineering.

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Worldwide Web Site: http://www.pg.com

CONTACTS:

PROCTER & GAMBLE
Donald P. Tassone
(513) 945-8170

RECOVERY ENGINEERING
Brian F. Sullivan, Chairman and CEO
Charles F. Karpinske, Chief Financial
Officer (612) 315-5548

INFORMATION AGENT:

D. F. KING & CO.
James Long
Kate Minichin
212/269-5550

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